EXHIBIT 10.1

September 20, 2026

Benjamin (Ben) Halladay

via email

Re: Offer of Employment

Dear Ben,

Welcome to Achieve Life Sciences, Inc. (“the Company”). We are excited about the opportunity to have you join our team. This letter provides a brief overview of the compensation and benefits we are offering you.

We hope you will find your position with the Company rewarding, challenging, and productive. Because our success depends upon the dedication of our employees, we trust that, should you accept our offer and join the Company, you will contribute to our culture of mutual respect, cooperation, and commitment. If you have any questions about the terms in this letter, please let me know.

1.
Position and Start Date. You are being offered the full-time, exempt position of Chief Financial Officer, reporting to the Chief Executive Officer. In this role you will be responsible for the Company's financial leadership, including accounting, financial reporting, financial planning and analysis, treasury, tax, internal controls, capital markets and investor relations. You will also be responsible for such other corporate and administrative functions as the Company may assign from time to time, which may include human resources, information technology, facilities and corporate operations. You will work remotely from your current location in Katy, Texas, with travel as required. Your anticipated Start Date is October 5th, 2026 (the “Start Date”).
2.
Base Compensation. Your starting salary will be $525,000 USD per year, subject to applicable withholding and payroll taxes and other deductions required by law.
3.
Incentive Bonus. Your annual target bonus will be 40% of your base compensation ($210,000 at target). The annual bonus payment will be at the discretion of the Compensation Committee of the Board of Directors (the “Board”). Our annual bonus for the Company’s 2026 fiscal year will be prorated to reflect your actual employment during the performance year and paid to you on or before March 15, 2027. Each annual bonus thereafter will be paid no later than three and one half months following the end of the applicable performance year to which it relates, and otherwise in accordance with the Company’s standard payroll schedule. For the avoidance of doubt, the amount and payment of your annual bonus (if any) will be determined by the Board in its sole discretion.
4.
Benefits. You will be eligible to participate in the Company’s standard employee benefits program, including health insurance, paid time off, and other benefit plans established by the Company for its employees.

The Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment.

5.
Equity Awards. We will recommend to our Board that you be granted (a) an option to purchase up to 200,000 shares of the Company’s common stock, with an exercise price equal to the fair market value per share on the date the Board or its Compensation Committee approves such grant, vesting over four years with a one-year cliff and monthly vesting thereafter for so long as you remain employed by the Company through each vesting date (“the Option”); and (b) a grant of 200,000 restricted stock units (the “RSUs”), vesting over four years with 25% vesting on each annual anniversary of the grant date for so long as you remain employed by the Company through each vesting date. In the event of an involuntary termination in connection with a Change in Control (as defined in the Change in Control and Severance Agreement, Exhibit A hereto, the “Agreement”), double-trigger acceleration will apply to the Option and the RSUs, as more fully described in the Agreement. You will be eligible for annual equity refresh grants at the discretion of the Compensation Committee. Further details on the Option and the RSUs will be provided upon approval of such grants by the Board.
6.
Termination Benefits. Subject to your execution and non-revocation of a Release, in the event of the termination of your employment without Cause, you will receive a severance payment equal to nine (9) months (the “Severance Period”) of your then-current base salary. If your termination without Cause occurs in connection with a Change in Control, the Severance Period will be extended to twelve (12) months and will include a prorated amount of your target bonus. In addition, the Company will pay you a lump sum cash payment equivalent to the value of your monthly health benefits premium for the applicable Severance Period. All capitalized terms used herein shall have the same meanings set forth in the Agreement.
7.
Confidentiality, Non-Competition, and Non-Solicitation. As a condition of your employment, you will be required to execute the Company’s standard Employee Invention Assignment and Confidentiality Agreement (“EIACA”). In addition, you agree that during your employment, you will not: (i) engage in or provide services to any business that directly competes with the Company in the same therapeutic area or commercial function; or (ii) solicit, recruit, or hire any employee of the Company, or solicit or induce any customer, partner, or vendor of the Company to reduce or terminate their relationship with the Company.
8.
No Breach of Obligations to Prior Employers. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or violate any other obligations you may have to any former employer. You represent that your signing of this offer letter, agreement(s) concerning stock options granted to you, if any, under the applicable equity plan and the Company’s EIACA and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.
9.
Best Efforts and Outside Activities. You agree to devote your best efforts, business time, and attention to fulfilling your duties as a Company employee. During your employment with the Company, you agree, to the fullest extent permitted by applicable law, not to engage in outside activities that interfere with your ability to perform your job responsibilities, conflict with the Company’s valid business interests, and/or which may prevent you from exercising your judgment in the best interests of the Company. Notwithstanding the foregoing, you may serve on not-for-profit boards of directors, in each case, with the approval of the Company’s Chief

Executive Officer, or engage in charitable or other community activities, as long as, in each case, such services and activities are disclosed to the Board and do not interfere with the performance of your duties to the Company. Any other outside activities will require written approval from the Company.
10.
Clawback. Any incentive-based compensation paid or awarded to you, including bonuses and equity awards, shall be subject to recovery by the Company to the extent required under applicable law, SEC regulations, or any clawback policy adopted by the Board, including in circumstances involving a financial restatement or a determination of misconduct.
11.
Background Check. This offer is contingent upon a satisfactory verification of criminal, education, driving and/or employment background. This offer can be rescinded based upon data received in the verification.
12.
Employment Policies and Procedures. As a Company employee, you agree to abide by all Company policies and procedures in effect from time to time during your employment.
13.
At-Will Employment. Your employment with the Company is at-will, meaning that either you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice. Nothing in this letter constitutes a guarantee or contract of continued employment. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and practices, may change from time to time, the “at-will” nature of your employment may be changed only in an express, written employment agreement signed by you and a duly authorized officer of the Company (other than you).
14.
Indemnification; D&O Insurance. You will be eligible for indemnification and coverage under the Company’s director and officer liability insurance policy to the same extent as other similarly situated officers of the Company, which indemnification shall be subject to the limitations of applicable law and the Company’s certificate of incorporation and bylaws.
15.
Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.
16.
Governing Law. This offer letter shall be governed by and construed in accordance with the laws of the state in which you are employed by the Company, or, if you are a remote employee, reside, without regard to its conflict of laws principles.
17.
Entire Agreement. This letter, together with the EIACA and Exhibit A, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior discussions, representations, and understandings, whether oral or written.
18.
Acceptance. This offer will remain open for one (1) week from the date of this letter, at 5:00 p.m. Pacific time. If you decide to accept our offer, please sign in the space indicated and return it to me. Your signature will acknowledge that you have read, understood, and agreed to the terms and conditions of this offer letter. Should you have any questions, please do not hesitate to reach out.

We look forward to the opportunity to welcome you to the Company.

_/s/Andrew D. Goldberg________

Andrew D. Goldberg, MD

Chief Executive Officer

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

_/s/Benjamin Halladay __________ __September 28, 2026__________

Benjamin Halladay Date